Exhibit 99

                                 Composite as of July 23, 1997

                 VANGUARD CELLULAR SYSTEMS, INC.
                1997 EMPLOYEE STOCK PURCHASE PLAN


     1. Purpose. This 1997 Employee Stock Purchase Plan (the "Plan") is intended to encourage eligible employees of Vanguard Cellular Systems, Inc. (the "Company") and its corporate subsidiaries, as defined in Section 15 below (individually, a "Subsidiary" and collectively, "Subsidiaries"), to acquire or increase a proprietary interest in the Company and thereby to provide an incentive for such employees to continue their employment with the Company and to contribute to the success of the Company. It is further intended that options issued pursuant to this Plan shall constitute options issued under an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, this Plan and the options granted hereunder shall be construed and interpreted to comply with the requirements of that section and of the regulations issued thereunder.

     2. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company as constituted from time to time (the "Committee") of not less than two "Non-Employee" directors of the Company within the meaning of Rule 16b-3 of the Securities and Exchange Commission. The interpretation and construction by the Committee of the Plan or of any option or subscription agreement hereunder shall be final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option or subscription agreement hereunder. The Board of Directors may elect to administer the Plan in lieu of the Committee.

     3. Eligibility. All employees of the Company and the Subsidiaries who, on the first day of an Offering Period, as hereinafter defined in Section 4, are employed by the Company or a Subsidiary and have been continuously employed by the Company or a Subsidiary (or a predecessor of the Company or a Subsidiary) for at least the three-month period ending on the day immediately preceding the first day of an Offering Period, as hereinafter defined in Section 4, shall be eligible to participate hereunder ("Eligible Employees"), except that employees whose customary employment is 20 hours or less per week shall not be eligible. However, no Eligible Employee may be granted an option if such employee, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of its "parent corporation" or "subsidiary corporation," as those terms are defined in Sections 424(e) and 424(f) of the Code. For purposes of determining stock ownership under the preceding sentence, the rules of Section 424(d) of the Code shall apply, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee. All
Eligible Employees shall have the same rights and privileges with respect to their options, except as to the number of shares covered thereby. In no event shall options be granted to persons other than Eligible Employees.

     4.   Shares Subject to Plan; Offering Periods.

     (a) The aggregate number of shares that may be issued pursuant to options granted under the Plan shall be an aggregate of 500,000 shares of Class A Common Stock of the Company, par value $.01 per share, (the "Common Stock")
subject to adjustment as provided in Section 13.   The Committee shall
determine the aggregate number of shares that will be offered by the Company to the employees in each Offering Period (as defined below);
provided that the aggregate number of shares offered in any Offering Period, when added to the shares issued in previous Offering Periods pursuant to the Plan, shall not exceed the aggregate number of shares described in this
Section 4(a).

     (b) Except as discussed below for the first year the Plan is in effect, there will be four offering periods (each an "Offering Period") each calendar year. There will be only one Offering Period in calendar 1997, beginning on October 1, 1997 and ending on December 31, 1997. Thereafter, in each year that the Plan is in effect: the first Offering Period will begin on January 1 and end on March 31; the second Offering Period will begin on April 1 and end on June 30; the third Offering Period will begin on July 1 and end on September 30; and the fourth Offering Period will begin on October 1 and end on December 31.

     5. Participation. Eligible Employees become participants in the Plan by execution and delivery of a subscription agreement provided by the Committee, no later than thirty (30) days prior to the first day of an Offering Period.

     6.   Payroll Deductions.

     (a) In order to purchase Common Stock an Eligible Employee must indicate in the subscription agreement the contribution percentage he or she wishes to authorize the Company to deduct at regular payroll intervals, in integral percentage amounts ranging from 1% to 25% of such employee's
Eligible Pay (as defined below) for the applicable payroll period, with a minimum deduction of $5.00 per payday, during each Offering Period. The subscription agreement will include authorization for the Company to make payroll deductions from the Eligible Employee's Eligible Pay. For purposes of this Plan, "Eligible Pay" shall mean, for each Eligible Employee, the sum of (i) his or her current salary or wage rate as in effect from time to time plus (ii) any commissions paid to the Eligible Employee during the applicable payroll period.

     (b) In order to comply with the Federal tax laws, an Eligible Employee may not be granted options under the Plan or any other Code Section 423 employee stock purchase plan of the Company if such option permits an Eligible Employee's rights to purchase stock under all "employee stock purchase plans" of the Company and its parent and subsidiary corporations to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) in any calendar year in which such option is outstanding at any time, all as determined pursuant to
Section 423(b)(8) of the Code. The $25,000.00 limit is determined according to the Fair Market Value (as defined below) of the Common Stock on the first day (grant date) of the Offering Period.

     (c) The amounts deducted shall be credited to the Eligible Employee's account under the Plan, but no actual separate account will be established by the Company to hold such amounts. The deducted amounts may be commingled with the general assets of the Company and may be used for its general corporate purposes.

     (d) Payroll deductions begin on the first payday of each Offering Period, and end on the last payday of each Offering Period. Eligible Employees may participate in the Plan and purchase Common Stock only by means of payroll deductions, except as provided in Section 11(a).

     (e) So long as an Eligible Employee remains an employee of the Company, payroll deductions will continue at the rate in effect from Offering Period to Offering Period, unless at least thirty (30) days prior to the first day of the next succeeding Offering Period the Eligible
Employee elects a different rate by filing a new subscription agreement with the Committee or terminates his participation in the Plan pursuant to Section 9(a).

     7. Purchase Price.

     (a) On the first day of each Offering Period, an Eligible Employee is deemed to have been granted an option to purchase on the last day of the Offering Period as many full shares of Common Stock as such Eligible
Employee will be able to purchase with the payroll deductions credited to such Eligible Employee's account during such period.

     (b) The price at which each option to purchase Common Stock may be exercised is the percentage of the Fair Market Value of the Common Stock on the last day of an Offering Period (but not below 85%) established by the Committee at least 30 days before the first day of the Offering Period.

     The Fair Market Value of the Common Stock shall mean the average of the high and low prices therefor in the over-the-counter market on the last trading day of an Offering Period as reported by the National Association of Securities Dealers, Inc.

     (c) The number of shares purchasable by each Eligible Employee per Offering Period will be the number of whole shares obtained by dividing the amount collected from the Eligible Employee (through payroll deductions during that Offering Period) by the purchase price in effect for that Offering Period.

     8. Exercise of Options.

     (a) Unless an Eligible Employee earlier terminates his participation in the Plan pursuant to Section 9(a), each outstanding option will be exercised automatically on the last day of an Offering Period (the "Exercise Date").
The exercise of the option is to be effected by applying the amount credited to each Eligible Employee's account as of the Exercise Date to the purchase on the Exercise Date of whole shares of Common Stock at the purchase price in effect for the Offering Period.

     (b) Fractional shares will not be issued under the Plan, and any amount remaining in the Eligible Employee's account after such application will be held for the purchase of Common Stock in the next Offering Period.

     (c) If the number of shares for which options are exercised exceeds the number of shares available in any Offering Period under the Plan, the shares available for sale will be allocated by the Committee pro rata among the Eligible Employees in such Offering Period in proportion to the relative amounts in their accounts on the Exercise Date. Any amounts not thereby applied to the purchase of Common Stock under the Plan will be refunded to the Eligible Employees after the end of the Offering Period.

     9. Withdrawal and Termination of Options.

     (a) An Eligible Employee may withdraw from the Plan by providing written notice to the Committee at any time prior to the Exercise Date of the current Offering Period. Such notice shall be on a form (the "Withdrawal Form") provided by the Committee for that purpose. The Withdrawal Form will permit such an Eligible Employee to make the following election:

        (i) The Eligible Employee may elect to terminate immediately his or her outstanding options, and such withdrawal will become effective on the day the Committee receives the Eligible Employee's Withdrawal Form, at which time all outstanding options will be terminated and all accumulated payroll deductions will be refunded; or

        (ii) The Eligible Employee may elect to continue his or her participation in the Plan through the end of the current Offering Period, and thus exercise such employee's outstanding options on the following Exercise Date, but terminate his or her participation in the Plan for subsequent Offering Periods.
     Payroll deductions for such an Eligible Employee will continue until the end of the current Offering Period. After the Exercise Date, no further options will be granted to the
      Eligible Employee, and no further payroll deductions will be made. Any amount remaining in the Eligible Employee's account will be refunded.

     (b)    Any Eligible Employee who withdraws from the Plan pursuant to
Section 9(a) will not be eligible to rejoin the Plan for the Offering Period underway at the time of withdrawal, and will have to re-enroll in the Plan by executing and filing a new subscription agreement should such individual wish to resume participation in a subsequent Offering
Period; provided, however, that such Eligible Employee may not re-enroll in the Plan earlier than 90 days from the effective date of such withdrawal.

     (c) The Committee may, at its option, treat any attempt to borrow by an Eligible Employee on the security of his or her accumulated payroll deductions as an election under Section 9(a)(i) hereof to withdraw such deductions.

     10. Termination of Employment. If an Eligible Employee ceases to be employed by the Company or a Subsidiary for any reason other than death before the Exercise Date for an Offering Period, he shall be entitled to only the prompt payment, in cash, of an amount equal to the total of the payroll deductions pursuant to his subscription agreement.

     11.    Disability or Death of an Eligible Employee.

     (a) Subject to Section 10, if an Eligible Employee has any period of authorized disability leave during an Offering Period, such employee shall be entitled to elect, within 30 days of the commencement of such leave or by the Exercise Date, whichever is earlier, (i) to receive the prompt payment, in cash, of an amount equal to the total of the payroll deductions pursuant to the employee's subscription agreement, or (ii) to receive the number of whole shares that can be purchased on the Exercise Date with the total of the payroll deductions pursuant to the employee's subscription agreement, or (iii) to make cash payments to the Company on a normal payday equal to the amount of the normal payroll deduction had the disability leave not occurred and have his option exercised on the Exercise Date. The right of an Eligible Employee on approved disability leave to continue participating in the Plan shall terminate if such leave of absence exceeds the longer of (x) 90 days or
(y) expiration of the period during which the Eligible Employee's right to re-employment by the Company is guaranteed by statute or contract. If the Eligible Employee does not make a timely election to exercise one of the foregoing rights, he shall be deemed to have elected the right provided in clause (i).

     (b) If an Eligible Employee dies before the Exercise Date of an Offering Period, while in the employ of the Company or a Subsidiary, his personal representative shall be entitled to elect, before the Exercise
Date of the current Offering Period, (i) to receive the prompt payment, in cash, of an amount equal to the total of the payroll deductions pursuant to the deceased employee's subscription agreement, or
 (ii) to receive the number of whole shares on the Exercise Date that can be purchased with the total of the payroll deductions pursuant to the deceased employee's subscription agreement at the time of his death. The personal representative shall have no rights as a shareholder with respect to any option shares of the deceased employee until the date on or as of which such shares are issued.
  If the personal representative does not make a timely election to exercise one of the foregoing rights, he shall be deemed to have elected the right provided in clause (i).

     12. Nonassignability. The rights of an Eligible Employee under this Plan, and under any option or subscription agreement granted or entered into pursuant to the terms of this Plan, shall not be transferable by such employee otherwise than by will or the laws of descent and distribution and, during the lifetime of the employee, such rights shall be exercisable only by him.

     13. Recapitalization. Subject to any required action by the shareholders of the Company, the maximum number of shares of Common Stock that may be issued pursuant to options granted under the Plan, the number of shares of Common Stock covered by each option and subscription agreement, and the price per share thereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.
Such adjustments shall be made by the Board of Directors, whose determination in that respect shall be final, binding and conclusive, provided that no adjustment shall be made that causes the Plan to fail to continue to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

     Subject to any required action by the shareholders of the Company, if the Company shall be the surviving corporation in any merger or consolidation, each outstanding option shall pertain to and apply to the securities or other property to which any holder of the number of shares of Common Stock covered by the option would have been entitled upon effectiveness of such merger or consolidation. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation shall cause each outstanding option and subscription agreement to terminate, provided that, in such event, each subscribing employee shall have the right immediately prior to such dissolution or liquidation or merger or consolidation in which the Company is not the surviving corporation to elect (i) to receive the prompt payment, in cash, of an amount equal to the total of the payroll deductions pursuant to his subscription agreement, or (ii) to receive the number of whole shares of Common Stock that can be purchased under the option with the total of the payroll deductions pursuant to his subscription agreement as of that date.
If an Eligible Employee does not make a timely election to exercise one of the foregoing rights prior to such dissolution, liquidation, merger or consolidation, he shall be deemed to have elected the right provided in clause (i).

     Except as hereinabove expressly provided in this Section 13, Eligible Employees shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any dividend (ordinary or extraordinary and whether in cash, securities or other property) or any increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or option price of shares of Common Stock subject to this Plan or any option or subscription agreement hereunder.

     The provisions of this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or other changes in its capital or business structure or to merge or consolidate or dissolve or to sell or transfer all or any part of its business or assets.

     14. Employment Rights. Neither the adoption of this Plan nor the granting of any option or execution of any subscription agreement hereunder shall be deemed to confer upon any employee of the Company or a Subsidiary the right to continued employment or to interfere in any way with the right of the Company or a Subsidiary to terminate the employment of an employee at any time.

     15. Subsidiary. For purposes of this Plan, Subsidiary shall mean any corporation more than 50% of the total combined voting power of all classes of stock of which is owned, directly or indirectly, by the Company on the day immediately preceding the first day of any Offering Period.

     16. Amendment. This Plan may be amended by the Board of Directors of the Company in any way that shall not adversely affect the rights of employees under subscription agreements theretofore entered into pursuant to the Plan, but, without shareholder approval, no such amendment shall change the number of shares of Common Stock subject to the Plan. Furthermore, the Plan may not be amended in any manner that will cause it to fail to continue to qualify as an "employee stock purchase plan" within the meaning of
Section 423 of the Code.

     17. Shareholder Approval. This Plan is subject to approval of the shareholders of the Company by a majority of the votes cast at a duly held shareholders' meeting at which a quorum is present, either in person or by proxy.

     18. Effective Date, Suspension and Termination of Plan. The Plan shall become effective when (i) the Plan has been adopted by the Board of Directors and approved by the shareholders of the Company and (ii) a registration statement under the Securities Act of 1933, as amended, has become effective with respect to the shares to be purchased under the Plan. The Plan shall terminate upon the termination of the Plan by the Board of Directors of the Company or when no more shares remain to be purchased under the Plan, whichever occurs first, but no such termination shall adversely affect the rights of any Eligible Employee
(without his consent) under any option theretofore granted.
Upon the termination of the Plan, all unexercised options theretofore granted pursuant hereto and all authorized payroll deductions hereunder shall remain in full force and be carried out and effected, and upon the exercise or termination of such options, as the case may be, the then remaining credit balances in the respective employee's Plan accounts shall be returned to the employees for whom such Plan accounts were established. The Plan shall be suspended and become inoperative with respect to shares not theretofore optioned under the Plan (but not with respect to any uncompleted offerings) during any period in which no registration statement or amendment thereto under the Securities Act of 1933, as amended, is in effect with respect to the shares so remaining to be purchased under the Plan.